Exhibit 4.1

EXECUTION VERSION

COVENTRY HEALTH CARE, INC.,

Issuer,

AETNA INC.,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 7, 2013

to

Indenture dated as of January 28, 2005

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 7, 2013, among Coventry Health Care, Inc., a Delaware corporation (the “Company”), Aetna Inc., a Pennsylvania corporation (the “Guarantor”), and U.S. Bank National Association, a national banking association, as successor to Wachovia Bank, National Association, as trustee (the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of January 28, 2005 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 6  1/8% Senior Notes due 2015 (the “Notes”);

WHEREAS, the Company has issued the Notes pursuant to the Indenture;

WHEREAS, Section 4.03 of the Indenture provides, among other things, that the Company shall furnish to the Trustee and the holders of Notes, whether or not required by the Commission, the annual reports, quarterly reports and current reports that the Company would be required to file with the Commission on Form 10-K, 10-Q and 8-K if the Company were required to file such reports;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 19, 2012 (as amended, supplemented or otherwise modified, the “Merger Agreement”), by and among the Company, the Guarantor and Jaguar Merger Subsidiary, Inc. (“Merger Sub”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”, and the time at which the Merger becomes effective, the “Merger Effective Time”);

WHEREAS, in connection with the Merger, the Company will become a wholly owned subsidiary of the Guarantor, will cease to be a reporting company under the Exchange Act and will cease to have an obligation, other than pursuant to the Indenture, to file reports with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act;

WHEREAS, as of the Merger Effective Time, the Guarantor desires (and represents it has received authority of its Board of Directors) to (i) fully and unconditionally guarantee all payment obligations of the Company with respect to the Notes on the terms set forth herein and (ii) assume the reporting obligations set forth in Section 4.03 of the Indenture in lieu of the Company;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes in certain respects, including, without limitation, to (i) add Guarantees (as defined in the Indenture) with respect to the Notes and (ii) make any change that does not adversely affect the rights of the Holders; and

WHEREAS, the Company and Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture pursuant to Section 9.01 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing Recitals (made solely by the Company and the Guarantor) and the mutual agreements, provisions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE 1

GUARANTEE

The Guarantor agrees that:

Section 1.01. The Guarantee. Subject to the provisions of this Article 1, the Guarantor hereby fully and unconditionally guarantees the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, the Notes, and the full and punctual payment of all other amounts payable by the Company to the Holders or the Trustee under the Indenture (the “Guarantee”). Upon the failure by the Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 1.02. Guarantee Unconditional. The Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or the Notes, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or the Notes (other than a modification, amendment or supplement effected in accordance with the terms of the Indenture which expressly releases, discharges or otherwise affects the Guarantee);

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or the Notes;

(d) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to, or against the Company for any reason of, the Indenture or the Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Notes or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 1.02, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder (other than an act contemplated by the parenthetical in Section 1.02(b) above).

Section 1.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 1.08, the Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on, and all other amounts payable under, the Notes, and all other amounts payable by the Company to the Holders or the Trustee under the Indenture have been paid in full. If at any time any payment of the principal of (or premium, if any) or interest on, or any other amounts payable under, the Notes or any other amount payable by the Company to the Holders or the Trustee under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 1.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 1.05. Subrogation. The Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Notes, the Guarantee and the Indenture, the Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Guarantee, whether by subrogation or otherwise, against the Company.

Section 1.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company to the Holders under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 1.07. Notation of Guarantee Not Required. The Guarantor acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Note of a notation relating to the Guarantee.

Section 1.08. Release of Guarantor. The Guarantor’s obligations under the Guarantee shall terminate upon (a) satisfaction and discharge of the Indenture pursuant to Article 10 of the Indenture or (b) Legal Defeasance or Covenant Defeasance pursuant to Article 8 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect and reasonably satisfactory to the Trustee, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor pursuant to this Section 1.08 from its obligations under the Guarantee.

Section 1.09. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by the Guarantor pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01. Amendment of Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended by (i) inserting the following definition in its appropriate alphabetical placement therein:

““Guarantor” means Aetna Inc., a Pennsylvania corporation.”

and (ii) amending and restating the last sentence of the definition of “Guarantee” to provide that:

“The term “Guarantors” shall mean Guarantor and any other Persons Guaranteeing any obligation.”

Section 2.02. Amendment of Section 4.02(c) of the Indenture. Section 4.02(c) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(c) The Company hereby designates the Trustee c/o U.S. Bank National Association, 1021 East Cary Street, 18th Floor, Richmond, VA 23219, as one such office, drop facility or agency of the Company in accordance with Section 2.03.”

Section 2.03. Amendment of Section 4.03 of the Indenture. Section 4.03 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 4.03. Commission Reports.

Whether or not required by the Commission, so long as any Notes are outstanding, the Guarantor shall furnish to the Trustee and the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(a) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Guarantor were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Guarantor’s independent registered public accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if the Guarantor were required to file such reports.

All such reports shall be prepared in accordance with the rules and regulations of the Commission applicable to such reports.

In addition, following the consummation of the merger of a subsidiary of the Guarantor with and into the Company (the “Merger”), whether or not required by the Commission, the Guarantor shall file a copy of all of the information and reports referred to in clauses (a) and (b) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the

Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Guarantor’s reporting obligations with respect to clauses (a) and (b) above shall be deemed satisfied in the event the Guarantor files such reports with the Commission on EDGAR (or any successor to EDGAR) and delivers a copy of such reports to the Trustee.

If, at any time after consummation of the Merger, the Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Guarantor shall nevertheless continue filing the reports specified in the preceding paragraphs with the Commission, within the time periods specified above unless the Commission will not accept such a filing. The Guarantor agrees that it will not take any action for the sole purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Guarantor’s filings for any reason, the Guarantor shall post such reports on its website within the time periods that would apply if the Guarantor were required to file those reports with the Commission.”

Section 2.04. Amendment of Section 4.04(b) of the Indenture. Section 4.04(b) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered to the Trustee pursuant to Section 4.03 above shall be accompanied by a written statement of the Guarantor’s independent registered public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company or the Guarantor has violated any provisions of Articles 4 or 5 hereof applicable to it or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.”

Section 2.05. Amendment of Section 4.07 of the Indenture. Section 4.07 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 4.07. Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Significant Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Significant Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Significant Subsidiaries; provided, however, that (A) nothing herein shall prevent the Company from effecting a conversion of its legal form from a corporation to a limited liability company if the Board of Directors shall determine that such conversion is not adverse in any material respect to the Holders of the Notes and (B) the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Significant Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 2.06. Amendment of Section 11.02 of the Indenture. Section 11.02 of the Indenture is hereby amended by replacing the address for the Trustee provided therein with the following address:

“U.S. Bank National Association

1021 East Cary Street, 18th Floor

Richmond, VA 23219

Telecopier No.: (804) 343-1566

Attention: Corporation Trust Dept.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effectiveness of Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this Supplemental Indenture shall become effective only as of, and shall become effective as of, the Merger Effective Time. Promptly after the Merger Effective Time, the Company shall provide notice thereof to the Trustee. If the Guarantor notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes, subject to Section 3.08 hereof.

Section 3.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.04. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Guarantor or any successor of the Guarantor shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Guarantor contained in this Supplemental Indenture, the Indenture or the Notes, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the acceptance of the Guarantee and as part of the consideration for the making of the Guarantee.

Section 3.05. Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders to or upon the Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Guarantor is filed by the Guarantor with the Trustee) to Aetna Inc. at 151 Farmington Avenue, RC6A, Hartford, Connecticut 06156, attention: General Counsel.

(b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Supplemental Indenture or the Indenture to be given or made by the Guarantor to or upon the Trustee or the Holders shall be given or made in accordance with Section 11.02 of the Indenture. As of the date of this Supplemental Indenture, the address for any such notice, demand, direction, request or other document to be given or made to or upon the Trustee is U.S. Bank National Association, 1021 East Cary Street, 18th Floor, Richmond, VA 23219, attention: Corporate Trust Dept.

Section 3.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Paying Agent, any Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

Section 3.07. Successors and Assigns. All covenants and agreements in this Supplemental Indenture made by the Company, the Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not, subject to Section 3.08 hereof.

Section 3.08. Severability. If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder shall have any claim therefor against any party hereto.

SECTION 3.09. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISION THEREOF RELATING TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE.

Section 3.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 3.11. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.12. Obligations Under Indenture. For the avoidance of doubt, the Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this Supplemental Indenture or as otherwise required by the Trust Indenture Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

COVENTRY HEALTH CARE, INC.

By:	/s/ Shirley R. Smith
Name:	Shirley R. Smith
Title:	Senior Vice President, Secretary

AETNA INC., as Guarantor

By:	/s/ Shawn M. Guertin
Name:	Shawn M. Guertin
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Monique L. Green
Name:	Monique L. Green
Title:	Vice President

[Signature Page to Supplemental Indenture]